Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

WW INTERNATIONAL, INC., which maintains its principal offices at 675 Avenue of the Americas, New York, NY 10010 (“Company”), and Nick Hotchkin (“you,” “your,” or “yourself”), with the intent to buy peace from future claims, enter into this Separation Agreement and General Release (“Agreement”) as follows:

1.Last Day of Employment/Execution of Agreement.  Your last day of employment with the Company was on April 22, 2022 (the “Termination Date”).  In order for this Agreement to become effective and enforceable, you must execute this Agreement on or after the Termination Date.  If you execute this Agreement prior to the Termination Date, this Agreement will have no force or effect. You shall retain all rights to indemnification, and directors and officers liability insurance coverage, for all claims which may have arisen prior to, or on, your Termination Date, as set forth in the Company’s existing insurance policies and/or as otherwise provided for in its corporate policies.

2.Separation Benefits.  Provided that you timely sign (and do not timely revoke) this Agreement, and you otherwise satisfy your obligations as set forth in this Agreement:

(a) You will be entitled to a one-time lump sum severance payment in the amount of $905,626.25 (“Gross Severance Payment”), which represents 15 months’ pay at your most recent salary level.

(b)The Company shall pay the employer portion of your COBRA premiums at the same level of coverage in effect for you and your eligible dependents as of the Termination Date for the first 15 months of your COBRA coverage (“COBRA Subsidy Period”) following your Termination Date.  You shall be responsible for the employee portion of your premiums during the COBRA Subsidy Period, and for the entire premium for any COBRA coverage you elect to receive after the termination of the COBRA Subsidy Period.  Under the Company’s current health insurance plan and under your current level of coverage, the total amount of the employee portion of the COBRA premiums over the entire COBRA Subsidy Period is $9,526.15 (“COBRA Contribution Amount”).

(c)Your COBRA Contribution Amount ($9,526.15) shall be deducted in full from your Gross Severance Payment ($905,626.25), leaving you with a remaining severance payment of $896,100.10 (“Net Severance Payment”).   Your Net Severance Payment shall be subject to all applicable withholdings and standard deductions, and will be included on an applicable W-2 Form issued by the Company.  Your Net Severance Payment will be paid within 20 days of the end of the revocation period referenced in Section 16(c) below.

(d)In the event you obtain alternative health insurance coverage prior to the end of your COBRA Subsidy Period, the Company shall issue you a payment for the pro-rated amount of the COBRA Contribution Amount for any months in which you did not remain enrolled in the Company’s health insurance plan during the COBRA Subsidy Period.

(e) You will receive a one-time lump sum payment in the amount of $10,000, less all applicable withholdings and standard deductions, in lieu of the outplacement services package for which you would have otherwise been eligible. This lump sum payment will be paid within 20 days of the end of the revocation period referenced in Section 16(c) below, and will be included on an applicable W-2 Form issued by the Company.

3.No Consideration Absent Execution of this Agreement.  You understand and agree that the payments specified in Section 2 above would neither be paid nor provided but for the execution (and non-revocation) of this Agreement and the complete fulfillment of the promises contained herein. You understand and agree that such payments are in lieu of any other consideration, if any, you may otherwise be entitled to as of the Termination Date under any agreement or arrangement with the Company or any Company policy.

4.No Other Compensation or Benefits.  You agree that you have no entitlement to any compensation, bonus, severance pay, vacation pay or other benefits, damages, attorneys’ fees or costs from the Company, except as specifically provided in this Agreement, and that you will not bring any action contrary to this understanding.

5.No Additional Claims.  You affirm that you have neither filed, nor caused to be filed, and presently are not a party to, any claim, complaint, or action against the Company in any forum.  You further affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers or employees, including any allegations of corporate fraud.  You furthermore affirm that you have not been improperly denied any leave requested under the Family and Medical Leave Act.

6.General Release of Claims.

(a)You, on behalf of yourself and your present and/or former heirs, beneficiaries, executors, creditors, dependents, spouse(s), administrators, attorneys, representatives and agents, successors, and assigns, knowingly and voluntarily release and forever discharge, indemnify and hold harmless the Company and all of its present or former parent corporations, affiliates, subsidiaries, divisions, successors and assigns, including but not limited to WW North America Holdings, LLC. and ww.com, and all of their respective current and former owners, shareholders, insurers, attorneys, benefit plans, plan administrators, employees, officers, directors, representatives and agents thereof (collectively, the “Releasees”), jointly and individually, of and from any and all claims, known and unknown, you have or may have against any or all of the Releasees from the beginning of time through the date of your execution of this Agreement to the fullest extent permitted by law, including, but not limited to, any claims: (a) arising out of, or in any way related to, your employment with the Company, or the termination thereof; (b) arising out of, or in any way related to, any federal, state, or local law or regulation prohibiting discrimination, harassment, and/or retaliation on the basis of age, race, color, religion, disability, sex, national origin, citizenship or any other protected class, or engaging in any protected activity relating to such laws, including but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act, the Family Medical Leave Act, the Workers Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Fair Credit Reporting Act, and the Fair Labor Standards Act; (c) arising out of, or in any way related to, any other federal, state or local law or regulation dealing with employment or benefits, or concerning any other matter whatsoever; (d) based in contract, tort or public policy; (e) for attorneys’ fees or litigation expenses; and (f) arising out of, or in any way related to, any transactions, occurrences, acts, statements, disclosures, or omissions occurring prior to the date you executed this Agreement.  This Agreement, however, excludes (i) any claims made under state workers’ compensation or unemployment laws, and/or any claims that cannot be waived by law, (ii) any claims to severance payments or benefits under this Agreement, (iii) any rights to vested employee benefits and equity awards, (iv) any rights as a shareholder of the Company and (v) any claims to coverage under any indemnification agreement or liability insurance arrangement.

(b)California Waiver of California Civil Code § 1542.  If you worked or reside in California, to effect a full and complete release as described above, you expressly waive and relinquish all rights and benefits of §1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance and consequence of specifically waiving §1542, which states:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Releasees, you expressly acknowledge this Agreement is intended to include in its effect, without limitation, all claims you do not know or suspect to exist in your favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such claims. You warrant that you have read this Agreement, including this waiver of California Civil Code section 1542, and that you have consulted with or had the opportunity to consult with counsel of your choosing about whether to sign this Agreement and specifically about the waiver of section 1542, and that you understand this Agreement and the section 1542 waiver, and so you freely and knowingly enter into this Agreement. You further acknowledge that you later may discover facts different from or in addition to those you now know or believe to be true regarding the matters released or described in this Agreement, and even so you agree that the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. You expressly assume any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this Agreement or with regard to any facts now unknown to you relating thereto.

7.Notice of Participation in Third Party Actions.  If you are required by subpoena, court order, or other legal process to provide testimony or documents in any lawsuit, arbitration, administrative proceeding, or governmental investigation or audit brought against any of the Releasees, you will give immediate notice to the Company, by e-mail to Seth Kaplan, Senior Vice President, Legal and People, WW International, Inc., at seth.kaplan@ww.com, as well as by telephone at 212-817-4293, as soon as possible and in no event less than five (5) business days prior to the date of your required compliance with any such subpoena or other legal process in order to allow the Company an opportunity to make a motion to quash or to otherwise oppose such process.

8.Non-Disparagement.  Subject to Sections 9(b) and 9(c) below, you agree that you shall not make, issue or authorize any disparaging, critical or otherwise negative statements regarding any of the Releasees, whether orally or in writing, to any individual, entity or party whatsoever, or post any such statements on any online forum or website; provided, however, that nothing in this Agreement shall restrict you from making truthful statements: (a) when required by law, subpoena, or court order; (b) in confidence to a professional advisor for the purpose of securing professional advice; or (c) pursuant to legal process between you and the Company.

9.Confidentiality.

a)You agree not to use, disclose to others, or permit anyone access to any of Company's trade secrets or confidential or proprietary information (collectively, “Confidential Information”), subject to the provisions provided below.  Confidential Information does not include information that is or becomes in the public domain or otherwise generally known to the public or the industry.  In addition, if applicable, you acknowledge and confirm that, among other provisions, any noncompetition, nonsolicitation, confidentiality, no raid or solicitation or other similar provisions set forth in any previous stock award, confidentiality, noncompetition, assignment of work product or other similar agreements with the Company shall remain in full force and effect.

b) Nothing in this Agreement shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law.  You need not obtain the prior authorization of, or to give notice to, the Company regarding any such communication or disclosure.  Moreover, nothing in this Agreement prohibits or prevents you from discussing or disclosing information about, or the underlying facts and circumstances of any claim of, unlawful acts in the workplace or criminal conduct, including discrimination, harassment, retaliation, sexual assault or abuse or any other conduct that you have reason to believe is unlawful including, but not limited to, factual information related to any claims for sexual assault or under California’s Fair Employment and Housing Act (if applicable), or from testifying in an administrative, legislative or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from a Governmental Entity.  Moreover, Confidential Information may be disclosed pursuant to a subpoena or court process to the extent legally required, including any dispute between you and any of the Releasees, subject to an appropriate order of confidentiality.

c)You understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  You understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

d)Notwithstanding the foregoing, under no circumstance will you be authorized to disclose any information covered by the Company’s attorney-client privilege or the Company’s attorney work product: (i) without the prior written consent of the Company’s General Counsel or other officer designated by the Company, or (ii) unless such disclosure of that information would otherwise be permitted pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise under applicable law or court order.

10.Return of Company Property and Confidential Information.  You affirm that, as of your date of execution of this Agreement, you have returned all Company property, documents, and/or any Confidential Information in your possession or control.  You acknowledge that your entitlement to the separation benefits set forth in Section 2 above is expressly contingent upon all Confidential Information and Company property being returned in a timely manner.  Notwithstanding the foregoing, you may retain your contacts, calendars, personal correspondence, and all information and documentation reasonably needed for your personal tax return preparation purposes, and the Company shall cooperate with you in transferring your wireless accounts (including phone numbers and billing) if in the Company’s name. You may also may retain your Company electronic devices and mobile phone (subject to the Company’s ability to “scrub” the foregoing for the Company’s apps and/or Confidential Information).

11.Remedies.  In addition to receiving any other remedies provided by law or in equity, if the Company prevails in any action against you for your alleged violation of the terms of Sections 7, 8 and/or 9, you shall be required to return and/or reimburse the Company for the after-tax portion of the payments referenced in Section 2 above in full (less $100).  Under such circumstances, it is agreed and understood that this Agreement, including but not limited to the release provision set forth in Section 6 above, shall remain in full force and effect.

12.Neutral Reference.  The Company agrees that, in response to any employment and reference inquiries by a third party regarding your employment with the Company, it shall provide only: (i) the dates that you were employed with the Company; (ii) the position(s) you held with the Company; and (iii) with your authorization, your salary history with the Company.

13.Non-Admission of Wrongdoing.  Neither this Agreement, nor anything contained in it, shall constitute, or shall be used as, an admission by the Company of any liability or wrongdoing whatsoever, including but not limited to, any violation of any federal, state, local, or common laws, ordinances, or regulations.  Neither this Agreement, nor anything contained in it, shall be introduced in any proceeding except to enforce the terms of this Agreement or to defend against any claim relating to the subject matter of the releases contained herein.  Such introduction under these exceptions shall be pursuant to an appropriate order protecting its confidentiality.

14.Arbitration of Disputes or Claims.  To the extent that any dispute arises out of or relating to this Agreement and to the extent that any party to this Agreement wishes to pursue any claims relating to your employment, your separation, or any claimed breach of this Agreement, you and the Company hereby agree to resolve any such disputes or claims exclusively through binding arbitration before JAMS in New York City to the fullest extent permitted by applicable law.  The parties further agree that any claims or issues between the parties to this Agreement will be arbitrated on an individual basis and not as part of any group, class, or collective arbitration action.  The parties further agree that any issue or dispute pertaining to the threshold question of whether a dispute, claim, or issue is subject to arbitration, that is, whether there is an agreement by the parties to arbitrate or not, will be decided by a state or federal court in New York City and not by an arbitrator.  In any such dispute, this Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict or choice of law provisions.

15.Amendment.  This Agreement may not be modified, altered or changed except by a written document signed by all parties.

16.Knowing and Voluntary Agreement.  You expressly recognize and agree that, by entering into this Agreement, you are waiving any and all rights or claims that you may have arising under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, which have arisen on or before the date of your execution of this Agreement.  You are hereby advised to consult with an attorney of your choice prior to executing this Agreement.  By your signature below, you understand and agree that:

a)	You have been provided a period of at least forty-five (45) full calendar days within which to consider this Agreement before executing it;
b)	You are free to sign and deliver this Agreement in less than 45 days if you wish (but not before the Termination Date);
c)

Following the date of your execution of this Agreement, you will have seven (7) full calendar days within which to revoke it.  Any such revocation must be in writing and received by Seth Kaplan, Senior Vice President, Legal and People, by e-mail at seth.kaplan@ww.com on or before the end of the seventh (7th) day after you initially signed the Agreement in order to be valid.  If you exercise your right of revocation in a timely manner as set forth above, your employment termination will remain in effect; however, you will not be entitled to the Separation Benefits offered herein;

d)	You have carefully read and fully understand all of the provisions of this Agreement and have been advised to consult with legal counsel prior to executing this Agreement;
e)	You are, through this Agreement, releasing the Company from any and all claims you may have against the Company, consistent with the terms of this Agreement;
f)	You knowingly and voluntarily agree to all of the terms set forth in this Agreement; and
g)	You knowingly and voluntarily intend to be legally bound by the terms set forth in this Agreement.

17.Employee Information Disclosure.  In Attachment A of this Agreement, which is hereby incorporated by reference, you are being given the following information as required by the Older

Workers Benefit Protection Act:  (i) a description of the group of individuals who the Company is terminating and is offering separation benefits in exchange for a release of claims; (ii) the eligibility factors for inclusion in that group; (iii) the time limits, if any, applicable to the separation benefits offer; (iv) the job titles and ages of all individuals who the Company is terminating and is offering separation benefits in exchange for a release of claims; and (v) the job titles and ages of all individuals who the Company is not terminating, but who were in the same job classifications or organizational unit as any individual covered in the group described in (iv).

18.Entire Agreement.  This Agreement constitutes and contains the entire agreement between the parties, and supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, written or oral, concerning the subject matter hereof.  You have not relied on any representations, promises, or agreements of any kind in connection with your decision to accept this Agreement, except for those set forth in this Agreement. This is an integrated document.

19.Severability.  With the exception of Section 6 above, if any provision of this Agreement or the application thereof is held invalid, such invalidation shall not affect the other provisions or applications of this Agreement, and to this end the provisions of this Agreement are declared to be severable.  In the event Section 6 is held unenforceable by a court of competent jurisdiction in any action initiated by you or on your behalf, the Company’s obligations under Section 2 shall be null and void, and you shall be liable for the return and/or reimbursement of the payments listed therein.

20.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall together constitute a single agreement.

21.Acknowledgments.  You acknowledge that you: (a) have carefully read this Agreement; (b) have been advised to, and have had an opportunity to, review this Agreement with an attorney of your choice; (c) understand all of the terms of this Agreement; (d) have not relied upon any representation or statement, written or oral, not set forth in this Agreement; and (e) have knowingly and voluntarily executed this Agreement.

/s/ Nicholas P. Hotchkin	May 26, 2022
Nick Hotchkin	Date

/s/ Seth Kaplan	May 26, 2022
Seth Kaplan	Date
Senior Vice President, Legal & People
WW International, Inc.